Exhibit 10.7(x)

NORTHERN TRUST CORPORATION

AMENDMENT TO
TERMS AND CONDITIONS
RELATING TO STOCK OPTIONS GRANTED
PURSUANT TO THE 2012 STOCK PLAN

1. Section 3(c) is hereby revised by adding the following provision at the end thereof, effective as of the original Grant Date reflected in the Award Notice:
"Notwithstanding the foregoing, you will continue to vest in your unvested Stock Options pursuant to this Section 3(c) regardless of whether you cease to be Retired from the Industry if (i) the Corporation, in its sole discretion, characterizes your termination as a Severance-Eligible Termination, (ii) your termination is subject to mutual agreement and you have executed an effective settlement agreement, waiver and release that is satisfactory to the Corporation, in its sole discretion, (iii) you cease to be an employee by reason of Disability, or (iv) a forfeiture upon your ceasing to be Retired from the Industry would violate applicable law."

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NORTHERN TRUST CORPORATION

TERMS AND CONDITIONS
RELATING TO STOCK OPTIONS GRANTED
PURSUANT TO THE 2012 STOCK PLAN

1.    Grant of Stock Options. The Stock Options to purchase shares of Common Stock of Northern Trust Corporation (the “Corporation”) granted to you pursuant to your Award Notice are subject to these Terms and Conditions Relating to Stock Options Granted Pursuant to the 2012 Stock Plan (the “Terms and Conditions”), the Stock Option Award Notice (the “Award Notice”) and all of the terms and conditions of the Northern Trust Corporation 2012 Stock Plan (the “2012 Stock Plan”), which is incorporated herein by reference. In the case of a conflict between these Terms and Conditions, the Award Notice and the terms of the 2012 Stock Plan, the provisions of the 2012 Stock Plan will govern. Capitalized terms used but not defined herein have the meaning provided therefor in the 2012 Stock Plan.

2.    Exercise Price, Vesting and Expiration.

(a)    Exercise Price. The price at which you may purchase the shares of Common Stock covered by the Stock Options is the Exercise Price.

(b)    Vesting. If you remain continuously employed with your Employer, the Stock Options shall become vested and exercisable on each Vesting Date pursuant to the following vesting schedule (unless otherwise specified in Exhibit I):

Vesting Date	Percentage of Stock Options Vesting
First Anniversary of Grant Date	25%
Second Anniversary of Grant Date	25%
Third Anniversary of Grant Date	25%
Fourth Anniversary of Grant Date	25%

(c)    Expiration of Stock Options. Subject to earlier termination and forfeiture as described in Section 3, the Stock Options will expire and will cease to be exercisable on the Expiration Date.

3.    Termination of Employment. Upon the termination of your employment with your Employer, your right to exercise the Stock Options shall be only as follows:

(a)    Cause. Notwithstanding anything to the contrary contained in these Terms and Conditions, if your Employer terminates your employment for Cause, your Stock Options, whether vested but unexercised or unvested, immediately shall terminate and be forfeited.

(b)    Death and Disability. If you cease to be an Employee by reason of Disability or death prior to the date that your Stock Options become fully vested, you, your estate, legal representative or beneficiary, if applicable, will become fully vested in the unvested Stock Options and you shall have the right to exercise the vested Stock Options at any time until and including the earlier of: (i) the fifth (5th) anniversary of your Termination Date; and (ii) the Expiration Date.

(c)    Retirement. If you cease to be an Employee by reason of Retirement prior to the date that your Stock Options become fully vested, you will continue to vest in your unvested Stock Options pursuant to Section 2(b) above and once vested, and you shall have the right to exercise the vested Stock Options at any time until and including the earlier of: (i) the fifth (5th) anniversary of your Termination Date; and (ii) the Expiration Date. However, if you cease to be Retired from the Industry (as determined by the Committee in its sole discretion), any Stock Options (whether vested or unvested) immediately shall terminate and be forfeited.

(d)    Severance-Eligible Termination and Redundancy. If you cease to be an Employee and your termination (i) qualifies as a Severance-Eligible Termination and/or (ii) is under circumstances where your position is made redundant by your Employer (if you are employed outside of the United States), you will become fully vested in your unvested Stock Options and you shall have the right to exercise the vested Stock Options at any time until and including the earlier of: (i) one-hundred and eighty (180) days following your Termination Date; and (ii) the Expiration Date.

(e)    Other Termination Events. If you cease to be an Employee for any reason other than those provided above, you, your estate, legal representative or beneficiary, if applicable (in the event of your death after such termination) may, within the three (3) month period following such termination, exercise any vested Stock Options with respect to only such number of shares of Common Stock as to which the right of exercise had vested on or before the Termination Date and any unvested Stock Options immediately shall terminate and be forfeited.

4.    Treatment Upon Change in Control.

(a)     General. Except as may be otherwise provided in an agreement executed by the Corporation and, where applicable, approved by the Corporation’s shareholders, your Stock Options shall be treated in accordance with the following provisions in the event of a Change in Control.
(b)    Conversion of Stock Options by Acquirer. In the event of a Change in Control, each outstanding Stock Option, whether vested but unexercised or unvested (a “Northern Trust Stock Option”) shall be converted into a stock option to purchase a share of the acquirer’s common stock (an “Acquirer Stock Option”) where (i) the intrinsic value of the Acquirer Stock Option shall be the same as the intrinsic value of the Northern Trust Stock Option as of the date of the Change in Control, (ii) the terms and conditions of the Acquirer Stock Option shall be the same in all material respects as the terms and conditions of the Northern Trust Stock Option, and (iii) upon a Qualifying Termination, the Acquirer Stock Option shall become fully vested and exercisable at any time up to and including the Expiration Date. For purposes of the foregoing and to the extent possible, the conversion of Northern Trust Stock Options into Acquirer Stock Options shall be effectuated in accordance with the applicable provisions of the Code (and the related Treasury Regulations) and the applicable provisions of the laws of your country of residence and/or employment such that the conversion is tax neutral and itself does not trigger a taxable event to you, the Corporation, your Employer or the acquirer.
(c)    Cashout of Stock Options. In the event of a Change in Control where the acquirer does not convert Northern Trust Stock Options into Acquirer Stock Options, the Corporation shall fully vest each Northern Trust Stock Option immediately prior to the Change in Control, and then shall cancel such vested Northern Trust Stock Option in exchange for a cash payment equal to the difference between (i) the aggregate consideration paid to each shareholder of one (1) share of Common Stock upon the Change in Control, and (ii) the Exercise Price of the Northern Trust Stock Option. Such cash payment shall be made as soon as administratively practicable following the Change in Control in such manner and in accordance with such procedures as the Committee may determine in its sole discretion.
5.    Manner of Exercise. To exercise the vested portion of your Stock Options, you must follow such procedures as may be established by the Committee from time to time. As part of such procedures, you shall be required to specify the number of shares of Common Stock that you elect to purchase and the date on which such purchase is to be made, and you shall be required to make full payment of the Exercise Price. A Stock Option shall not be deemed to have been exercised (i.e., the exercise date shall not be deemed to have occurred) until the notice of such exercise and payment in full of the Exercise Price are provided. The exercise date will be defined by the NASDAQ Stock Market trading hours. If an exercise is completed after the market close or on a weekend, the exercise will be dated the next following trading day.
Except as the Committee may otherwise provide in its sole discretion, you may exercise a vested Stock Option by paying the Exercise Price pursuant one of the following methods of exercise:
(a)    cash payment;
(b)    by delivery of a sufficient number of whole shares of Common Stock you already owned for a period of at least six (6) months having a Fair Market Value equal to the Exercise Price;
(c)    by authorizing the sale of a sufficient number of whole shares of Common Stock that otherwise would be deliverable upon the exercise of the Stock Option having a Fair Market Value equal to the Exercise Price; or
(d)    via a broker-assisted cashless exercise procedure through a broker-dealer approved for such purposes of the Corporation.
In cases where you utilize the "sell to cover" arrangement set forth in Section 5(c) and the Fair Market Value of the number of whole shares of Common Stock sold is greater than the aggregate Exercise Price, the Corporation shall make a cash payment to you equal to the difference as soon as administratively practicable.
6.    Withholding of Tax-Related Items. Regardless of any action the Corporation and/or your Employer take with respect to any or all Tax-Related Items, you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Corporation and your Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Stock Options, including the grant of the Stock Options, the vesting of the Stock Options, the exercise of the Stock Options, the subsequent sale of any shares of Common Stock acquired pursuant to the Stock Options and the receipt of any dividends and (ii) do not commit to structure the terms of the grant or any aspect of the Stock Options to reduce or eliminate your liability for Tax-Related Items.

Prior to the delivery of shares of Common Stock upon exercise of your Stock Options, if your country of residence (and/or your country of employment, if different) requires withholding of Tax-Related Items, the Corporation shall withhold a sufficient number of whole shares of Common Stock otherwise issuable upon exercise of the Stock Options that have an aggregate Fair Market Value sufficient to pay the Tax-Related Items required to be withheld with respect to the shares of Common Stock. The cash equivalent of the shares of Common Stock withheld will be used to settle the obligation to withhold the Tax-Related Items. In the event that withholding in shares of Common Stock is prohibited or problematic under applicable law or otherwise may trigger adverse consequences to the Corporation or your Employer, your Employer may withhold the minimum Tax-Related Items required to be withheld with respect to the shares of Common Stock in cash from your regular salary and/or wages, or other amounts payable to you. In the event the withholding requirements are not satisfied through the withholding of shares of Common Stock or through your regular salary and/or wages or any other amounts payable to you by your Employer, no shares of Common Stock will be issued to you (or your estate) upon exercise of the Stock Options unless and until satisfactory arrangements (as determined by the Corporation) have been made by you with respect to the payment of any Tax-Related Items that the Corporation or your Employer determines, in its sole discretion, must be withheld or collected with respect to such Options.
By accepting these Stock Options, you expressly consent to the foregoing methods of withholding as provided for hereunder. All other Tax-Related Items related to the Stock Options and any shares of Common Stock delivered in settlement thereof are your sole responsibility.
7.    Code Section 409A. The Stock Options are intended to be exempt from the requirements of Code Section 409A. The 2012 Stock Plan and these Terms and Conditions shall be administered and interpreted in a manner consistent with this intent. If the Corporation determines that these Terms and Conditions are subject to Code Section 409A and that it has failed to comply with the requirements of that Section, the Corporation may, at the Corporation’s sole discretion and without your consent, amend these Terms and Conditions to cause them to comply with Code Section 409A or be exempt from Code Section 409A.

8.    Forfeitures and Recoupment

(a)     Recoupment Policy. In addition to these Terms and Conditions, your Stock Options and any shares of Common Stock issued to you pursuant to your Stock Options shall be subject to the provisions of the Northern Trust Corporation Policy on Recoupment Policy, as may be subsequently amended from time to time (the “Policy”).

(b)     Delegation of Authority to Corporation. For purposes of the foregoing, you expressly and explicitly authorize the Corporation to issue instructions, on your behalf, to any brokerage firm and/or third party administrator engaged by the Corporation to hold your shares of Common Stock and other amounts acquired pursuant to your Stock Options to re-convey, transfer or otherwise return such shares of Common Stock and/or other amounts to the Corporation upon the Corporation’s enforcement of the Policy. To the extent that these Terms and Conditions and the Policy conflict, the terms of the Policy shall prevail.

9.    Nontransferability.

(a)    General. The Stock Options shall be transferable only by will or the laws of descent and distribution and shall be exercisable during your lifetime only by you. If you purport to make any transfer of the Stock Options, except as aforesaid, the Stock Options and all rights thereunder shall terminate immediately.

(b)    Beneficiary Designation. In conjunction with the foregoing, the Corporation may permit you, in its sole discretion, to designate a beneficiary of the Stock Options upon your death in accordance with such procedures as the Corporation may prescribe from time to time, or as otherwise may be approved by the Committee.

10.    Legal and Tax Compliance; Cooperation. If you reside or are employed outside of the United States, you agree, as a condition of the grant of the Stock Options, to repatriate all payments attributable to the shares of Common Stock and/or cash acquired under the 2012 Stock Plan (including, but not limited to, dividends and any proceeds derived from the sale of the shares of Common Stock acquired pursuant to the Stock Options) if required by and in accordance with local foreign exchange rules and regulations in your country of residence (and country of employment, if different). In addition, you also agree to take any and all actions, and consent to any and all actions taken by the Corporation and its Subsidiaries, as may be required to allow the Corporation and its Subsidiaries to comply with local laws, rules and regulations in your country of residence (and country of employment, if different). Finally, you agree to take any and all actions as may be required to comply with your personal legal and tax obligations under local laws, rules and regulations in your country of residence (and country of employment, if different).

11.    Age Discrimination Rules. If you are resident or employed in a country that is a member of the European Union, the grant of the Stock Options and these Terms and Conditions are intended to comply with the Age Discrimination Rules. To the extent that a court or tribunal of competent jurisdiction determines that any provision of these Terms and Conditions is invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, the Corporation, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.

12.    Securities Laws. The Stock Options shall not be exercisable in whole or in part, and the Corporation shall not be obligated to issue any shares of Common Stock subject to the Stock Options, if such exercise and sale would, in the opinion of counsel for the Corporation, violate the Securities Act of 1933 or any other U.S. federal, state or non-U.S. laws having similar requirements as it may be in effect at the time. The Stock Options are subject to the further requirement that, if at any time the Board of Directors of the Corporation shall determine in its discretion that the listing or qualification of the shares of Common Stock subject to the Stock Options under any securities exchange requirements or under any applicable law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of or in connection with the issuance of shares of Common Stock pursuant to the Stock Options, the Stock Options may not be exercised in whole or in part unless such listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Corporation.

13.    No Right to Continued Employment. The grant of the Stock Options shall not confer upon you any right to continue in the employ of your Employer nor limit in any way the right of your Employer to terminate your employment at any time. You shall have no rights as a shareholder of the Corporation with respect to any shares of Common Stock issuable upon the exercise of the Stock Options until the date of issuance of such shares of Common Stock.

14.    Discretionary Nature; No Vested Rights. You acknowledge and agree that the 2012 Stock Plan is discretionary in nature and may be amended, cancelled or terminated by the Corporation, in its sole discretion, at any time. The grant of the Stock Options under the 2012 Stock Plan is a one-time benefit and does not create any contractual or other right to receive a grant of stock options or benefits in lieu of stock options in the future. Future grants, if any, will be at the sole discretion of the Corporation, including, but not limited to, the form and timing of any grant, the number of shares of Common Stock subject to the grant, the vesting provisions and the Exercise Price. Any amendment, modification or termination of the 2012 Stock Plan shall not constitute a change or impairment of the terms and conditions of your employment with your Employer.

15.    Extraordinary Benefit. Your participation in the 2012 Stock Plan is voluntary. The value of the Stock Options and any other awards granted under the 2012 Stock Plan is an extraordinary item of compensation outside the scope of your employment (and your employment contract, if any). Any grant under the 2012 Stock Plan, including the grant of the Stock Options, is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments.

16.    Heirs. These Terms and Conditions shall bind and inure to the benefit of the Corporation, its successors and assigns, and you, your estate, legal representative or beneficiary, if applicable, in the event of your death.

17.    Nature of Stock Options. The Stock Options are Nonstatutory Stock Options and shall not be treated as Incentive Stock Options.

18.    Personal Data. The Corporation and your Employer hereby notify you of the following in relation to your personal data and the collection, processing and transfer of such data in relation to the grant of the Stock Options and your participation in the 2012 Stock Plan pursuant to applicable personal data protection laws. The collection, processing and transfer of your personal data is necessary for the Corporation’s administration of the 2012 Stock Plan and your participation in the 2012 Stock Plan, and your denial and/or objection to the collection, processing and transfer of personal data may affect your ability to participate in the 2012 Stock Plan. As such, you voluntarily acknowledge, consent and agree (where required under applicable law) to the collection, use, processing and transfer of personal data as described herein.

The Corporation and your Employer hold certain personal information about you, including (but not limited to) your name, home address, email address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Corporation, details of all Options or any other entitlement to shares of Common Stock awarded, canceled, purchased, vested, unvested or outstanding in your favor for the purpose of managing and administering the 2012 Stock Plan (the “Data”). The Data may be provided by you or collected, where lawful, from third parties, and the Corporation and your Employer will process the Data for the exclusive purpose of implementing, administering and managing your participation in the 2012 Stock Plan. The data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which the Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations in your country of residence. Data processing operations will be performed minimizing the use of personal and identification data when such information is unnecessary for the processing purposes sought. The Data will be accessible within the Corporation’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the 2012 Stock Plan and for your participation in the 2012 Stock Plan.

The Corporation and your Employer will transfer the Data as necessary for the purpose of implementation, administration and management of your participation in the 2012 Stock Plan, and the Corporation and your Employer may each further transfer the Data to any third parties assisting the Corporation in the implementation, administration and management of the 2012 Stock Plan. These recipients may be located in the European Economic Area, the United States or elsewhere throughout the world. You hereby authorize (where required under applicable law) the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing your participation in the 2012 Stock Plan, including any requisite transfer of such Data as may be required for the administration of the 2012 Stock Plan and/or the subsequent holding of shares of Common Stock on your behalf to a broker or other third party with whom you may elect to deposit any shares of Common Stock acquired pursuant to the 2012 Stock Plan.

You may, at any time, exercise your rights provided under applicable personal data protection laws, which may include the right to (a) obtain confirmation as to the existence of the Data, (b) verify the content, origin and accuracy of the Data, (c) request the integration, update, amendment, deletion, or blockage (for breach of applicable laws) of the Data, and (d) oppose, for legal reasons, the collection, processing or transfer of the Data that is not necessary or required for the implementation, administration and/or operation of the 2012 Stock Plan and your participation in the 2012 Stock Plan. You may seek to exercise these rights by contacting your local HR manager.

19.    Private Offering. The grant of the Stock Options is not intended to be a public offering of securities in your country of residence (and country of employment, if different). The Corporation has not submitted any registration statement, prospectus or other filing with the local securities authorities with respect to the grant of the Stock Options (unless otherwise required under local law). No employee of the Corporation is permitted to advise you on whether you should purchase shares of Common Stock under the 2012 Stock Plan or provide you with any legal, tax or financial advice with respect to the grant of your Stock Options. Investment in shares of Common Stock involves a degree of risk. Before deciding to purchase shares of Common Stock pursuant to the Stock Options, you should carefully consider all risk factors and tax considerations relevant to the acquisition of shares of Common Stock under the 2012 Stock Plan or the disposition of them. Further, you should carefully review all of the materials related to the Stock Options and the 2012 Stock Plan, and you should consult with your personal legal, tax and financial advisors for professional advice in relation to your personal circumstances.

20.    Governing Law. All questions concerning the construction, validity and interpretation of the Stock Options and the 2012 Stock Plan shall be governed and construed according to the laws of the state of Delaware, without regard to the application of the conflicts of laws provisions thereof. Any disputes regarding the Stock Options or the 2012 Stock Plan shall be brought only in the state or federal courts of the state of Delaware.

21.    Electronic Delivery. The Corporation may, in its sole discretion, decide to deliver any documents related to the Stock Options or other awards granted to you under the 2012 Stock Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the 2012 Stock Plan through an on-line or electronic system established and maintained by the Corporation or a third party designated by the Corporation.

22.    Severability. The invalidity or unenforceability of any provision of the 2012 Stock Plan or these Terms and Conditions shall not affect the validity or enforceability of any other provision of the 2012 Stock Plan or these Terms and Conditions.

23.    English Language. If you are resident outside of the United States, you acknowledge and agree that it is your express intent that these Terms and Conditions, the 2012 Stock Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Stock Options be drawn up in English. If you have received these Terms and Conditions, the 2012 Stock Plan or any other documents related to the Stock Options translated into a language other than English and the meaning of the translated version is different than the English version, the English version will control.

24.    Addendum. Notwithstanding any provisions of these Terms and Conditions to the contrary, the Stock Options shall be subject to any special terms and conditions for your country of residence (and country of employment, if different) set forth in an addendum to these Terms and Conditions (an “Addendum”). Further, if you transfer your residence and/or employment to another country reflected in an Addendum to these Terms and Conditions at the time of transfer, the special terms and conditions for such country will apply to you to the extent the Corporation determines, in its sole discretion, that the application of such special terms and conditions is necessary or advisable in order to comply with local law, rules and regulations or to facilitate the operation and administration of the Stock Options and the 2012 Stock Plan (or the Corporation may establish alternative terms and conditions as may be necessary or advisable to accommodate your transfer). In all circumstances, any applicable Addendum shall constitute part of these Terms and Conditions.

25.    Additional Requirements. The Corporation reserves the right to impose other requirements on the Stock Options, any shares of Common Stock acquired pursuant to the Stock Options and your participation in the 2012 Stock Plan to the extent the Corporation determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local law, rules and regulations or to facilitate the operation and administration of the Stock Options and the 2012 Stock Plan. Such requirements may include (but are not limited to) requiring you to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

26.    Definitions. For purposes of these Terms and Conditions:

(a)“Age Discrimination Rules” means the age discrimination provisions of the EU Equal Treatment Framework Directive, as implemented into local law.

(b)“Cause” means (i) a material breach or your willful and substantial non-performance of your assigned duties and responsibilities (other than as a result of incapacity due to physical or mental illness), (ii) a conviction of or no contest plea with respect to bribery, extortion, embezzlement, fraud, grand larceny, or any felony or similar conviction under local law involving abuse or misuse of your position to seek or obtain an illegal or personal gain at the expense of the Corporation, your Employer or any Subsidiary, or similar crimes, or conspiracy to commit any such crimes or attempt to commit any such crimes, (iii) your violation of any policy of the Corporation, your Employer or any of its Subsidiaries to which you may be subject or your willful engagement in any misconduct in the performance of your duties that materially injures the Corporation, your Employer or any of its Subsidiaries, (iv) your performance of any act which, if known to the customers, clients, stockholders or regulators of the Corporation, your Employer or any of its Subsidiaries, would materially and adversely impact the business of the Corporation, your Employer or any of its Subsidiaries, or (v) any act or omission by you that causes a regulatory body with jurisdiction over the Corporation, your Employer or any of its Subsidiaries, to demand, request, or recommend that you be suspended or removed from any position in which you serve with the Corporation, your Employer or any of its Subsidiaries.

(c) “Continuous Years of Service” means the period of your continuous and uninterrupted employment with your Employer commencing on your most recent hire date with your Employer through your Termination Date. For the sake of clarity, if your employment with the Corporation or a Subsidiary terminated and you have been rehired by your Employer, your Continuous Years of Service shall not be determined by aggregating your periods of employment with the Corporation or a Subsidiary.

(d)“Disability” means (i) if you are covered under the Northern Trust Corporation Managed Disability Program, a covered disability that continues for a period of at least six (6) months, or (ii) if you are not covered under the Northern Trust Corporation Managed Disability Program, a disability as determined by the Committee in its sole discretion.

(e)“Employer” means the Corporation or any Subsidiary that employs you on the applicable date.

(f)“Exercise Price” means the price at which you may purchase one (1) share of Common Stock pursuant to the Stock Options as reflected in your Award Notice.
(g)“Expiration Date” means the tenth (10th) anniversary of the Grant Date.

(h)“Grant Date” means the date of grant reflected in your Award Notice.

(i)“Qualifying Termination” means a termination of employment with the Corporation, its Subsidiaries and its successors after the date of the Change in Control and, at any time before the second anniversary of such Change in Control, that is either involuntary on your part and does not result from your death or Disability and is not for Cause.

(j)“Retired from the Industry” means a termination of employment under circumstances that constitute Retirement, and you (i) do not thereafter perform services as an employee, officer, director or consultant for, or in any other capacity assist, any entity (other than the Corporation or a Subsidiary), whether existing or in formation, that provides or plans to provide services the same as, substantially similar to, or in direct or indirect competition with those offered by the Corporation or any Subsidiary and which you rendered on behalf of the Corporation or any Subsidiary during your tenure of employment, including but not limited to, those relating to trust, investment management, financial and family business consulting, guardianship and estate administration, brokerage services, private and commercial banking, asset management, custody, fund administration, investment operations outsourcing, investment risk and analytical services, employee benefit services, securities lending, foreign exchange, treasury and cash management, and transition management services, and (ii) certify to the Corporation, at such times and in such manner as the Committee may require, that since your Retirement, you have not performed any such services. The foregoing notwithstanding, service as a director of an entity described above which has been approved in writing by the Committee prior to the commencement of such service shall not, in and of itself, constitute the cessation of being Retired from the Industry.

(k) “Retirement” means a termination of employment without Cause occurring on or after the date (i) you have attained age 55, and (ii) the sum of your age (in whole years, rounded down to the nearest year) and Continuous Years of Service (in whole years, rounded down to the nearest year) equals or exceeds 65. For purposes of these Terms and Conditions, any Retirement shall become effective on the first day of the month following the month in which you satisfy the provisions hereunder.

(l)“Severance-Eligible Termination” means (i) if you are covered under the Northern Trust Corporation Severance Plan, a covered termination where you have executed on or prior to your Termination Date, an effective settlement agreement, waiver and release, or (ii) if you are not covered under the Northern Trust Corporation Severance Plan, a covered termination pursuant to a redundancy/termination indemnity program established or otherwise contributed to by your Employer where you have executed on or prior to your Termination Date, but in effect as of your Termination Date, a settlement agreement and release.

(m)“Tax-Related Items” means any income tax (including U.S. federal, state and local taxes or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding amounts.

(n)“Termination Date” means (i) if you are a resident of or employed in the United States, the effective date of termination of your employment with your Employer, or (ii) if you are resident or employed outside of the United States, the earliest of (A) the date on which notice of termination is provided to you, (B) the last day of your active service with your Employer or (C) the last day on which you are an Employee of your Employer, as determined in each case without including any required advance notice period and irrespective of the status of the termination under local labor or employment laws.

(o)“Vesting Date(s)” means each date on which your Stock Options become vested and exercisable as reflected in Section 2(b).

27.     Acceptance. By accepting the grant of the Stock Options, you affirmatively and expressly acknowledge that you have read these Terms and Conditions, the Award Notice, the Addendum to these Terms and Conditions (as applicable) and the 2012 Stock Plan, and specifically accept and agree to the provisions therein.

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Exhibit I

Alternative Vesting Schedule

Vesting Date	Percentage of Stock Options Vesting